EXHIBIT (a)(80)

DOJ Staff Recommends Against Oracle’s Proposed Acquisition of PeopleSoft

Justice Decision by March 2 2004

PLEASANTON, Calif.—February 10, 2004— PeopleSoft, Inc. (Nasdaq: PSFT) was informed late today by the U.S. Department of Justice that the staff of the Antitrust Division has recommended that the Department file suit to block Oracle’s (Nasdaq: ORCL) proposed acquisition of PeopleSoft. The staff recommendation has been submitted to the office of the Assistant Attorney General. PeopleSoft was also informed that the Department will make its decision no later than March 2, 2004.

About PeopleSoft

PeopleSoft (Nasdaq: PSFT) is the world’s second largest provider of enterprise application software with 12,100 customers in more than 25 industries and 150 countries. For more information, visit us at www.peoplesoft.com.

Important Additional Information

The PeopleSoft Board of Directors will be soliciting proxies for use at the 2004 Annual Meeting of Stockholders, or at any adjournment or postponement thereof, to vote in favor of the slate of directors nominated by the Board and to vote on any other matters that properly come before the 2004 Annual Meeting. PeopleSoft has filed a proxy statement on Schedule 14A with the SEC in connection with its solicitation of proxies for the Annual Meeting. Promptly after filing the definitive 2004 Proxy Statement with the SEC, PeopleSoft will send the 2004 Proxy Statement and a WHITE Proxy Card to each PeopleSoft stockholder entitled to vote at the Annual Meeting.

PeopleSoft has engaged Georgeson Shareholder Communications Inc. to assist in soliciting proxies for the 2004 Annual Meeting. PeopleSoft’s directors, officers and employees, as well as certain representatives of Citigroup Global Markets Inc. and Goldman, Sachs & Co., financial advisors to PeopleSoft, also may assist PeopleSoft in soliciting proxies. Information regarding the interests of Georgeson and these other persons is contained in the 2004 Proxy Statement.

PeopleSoft has filed a Solicitation/Recommendation Statement on Schedule 14D-9 regarding Oracle’s tender offer. PeopleSoft stockholders should read the Schedule 14D-9 and the 2004 Proxy Statement (including any amendments to such documents) because these documents contain important information. The 2004 Proxy Statement, the Schedule 14D-9 and other public filings made by PeopleSoft with the SEC are available without charge from the SEC’s website at www.sec.gov and from PeopleSoft at www.peoplesoft.com.

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PeopleSoft is a registered trademark of PeopleSoft, Inc. All other company and product names may be trademarks of their respective owners. Copyright © 2004 PeopleSoft, Inc. All rights reserved.

Contacts:

Bob Okunski
Investor Relations
PeopleSoft
(877) 528-7413
bob_okunski@peoplesoft.com

Steve Swasey
Public Relations
PeopleSoft
(925) 694-5230
steve_swasey@peoplesoft.com

Joele Frank/Susan Stillings
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449 x110/x124
jf@joelefrank.com/sts@joelefrank.com